FOR IMMEDIATE RELEASE
Contact:
Michelle Smith
m strategies inc. for Pizza Inn
214/741-2100
michelle@mstrategiesinc.com

NEW DISTRIBUTION AGREEMENTS TO REDUCE COSTS FOR PIZZA INN
AND ITS FRANCHISE SYSTEM
Move Improves Efficiencies of “Last Link” in Supply Chain
and Unit-Level Economics
The Colony, Texas – August 28, 2006 — Pizza Inn, Inc. (NASDAQ:PZZI) today announced a significant change to its supply chain that will reduce costs at its wholly-owned distribution division, NORCO Restaurant Services Company. The announcement represents a dramatic shift for the 48-year-old brand, which, until now, distributed supplies, goods and other products from its headquarters in The Colony, Texas, to its almost 300 domestic franchise operations located from its western boundaries of New Mexico and South Dakota to its eastern boundaries of Virginia and Florida.
The Company will dramatically improve its cost structure by outsourcing distribution services, resulting in savings on rising fuel costs, overhead and maintenance expenses. As a result of these cost reductions, the Company will lower product costs for franchisees. It is one of the most aggressive tactics the Company has taken since President & Chief Executive Officer Tim Taft took the helm in 2005.
The Company has recently signed distribution agreements with two different service providers, which are expected to take effect on November 1, 2006. Distribution agreements have been entered into with The SYGMA Network, a subsidiary of SYSCO Corporation (NYSE: SYY), and Institutional Jobbers Company (“IJ”), a privately-held Tennessee-based company. The new distribution agreements provide that SYGMA will be responsible for distributing food and other supplies to Pizza Inn locations in the midwestern and western parts of the United States while IJ will be responsible for distributing to locations in the eastern part of the country. SYGMA will also lease the Company’s existing warehouse facility. Franchisees will still be able to use NORCO for all other services, including ordering, billing, support, R&D and quality assurance. NORCO transportation and warehouse personnel will be provided employment opportunities with SYGMA.
Tim Taft, President and Chief Executive Officer commented, “This is one of the most significant events that has taken place at Pizza Inn in recent years. The cost savings we realize will improve franchisee economics without compromising the Company’s profitability. We also expect this change to be a catalyst for the recruitment of new franchisees to the system as well as future development from our existing base of operators.”
“If you look at the entire supply chain from manufacturing to the delivery of groceries to restaurants, outsourcing the logistics of delivering groceries to the restaurants was the ideal solution,” said Jack Odachowski, Vice President of Supply Chain Management for Pizza Inn. “Innovation and creative thinking have produced an exciting opportunity for Pizza Inn and its franchisees.”

FOR IMMEDIATE RELEASE
Contact:
Michelle Smith
m strategies inc. for Pizza Inn
214/741-2100
michelle@mstrategiesinc.com

Larry Rust, President of the Pizza Inn Franchise Association, commented on the new approach to distribution. “For the first time we feel as if we have a management team that has the best interest of the franchisees at heart and the integrity to realize that the Company’s future growth can only be realized when franchisees and shareholders both prosper.”
Pizza Inn, Inc. (www.pizzainn.com) is headquartered in The Colony, Texas, along with its distribution division, NORCO Restaurant Services Company. Pizza Inn franchises approximately 370 restaurants and owns three restaurants with annual chain-wide sales of approximately $155 million.